Exhibit 5

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

WRITER’S DIRECT DIAL NUMBER	WRITER’S EMAIL
(202) 274-2000

March 17, 2010

The Board of Directors

Peoples Federal Bancshares, Inc.

435 Market Street

Brighton, Massachusetts 02135

Re:	Peoples Federal Bancshares, Inc.

Common Stock, Par Value $0.01 Per Share

Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of Peoples Federal Bancshares, Inc. (the “Company”) Common Stock, par value $0.01 per share (“Common Stock”). We have reviewed the Company’s Articles of Incorporation, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock. The opinion expressed below is limited to the Maryland General Corporation Law (which includes applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold pursuant to the Company’s prospectus and the Plan of Conversion and Reorganization of Peoples Federal MHC, a federally chartered mutual holding company, will be legally issued, fully paid and non-assessable.

This Opinion has been prepared in connection with the Form S-1. We hereby consent to our firm being referenced under the caption “Legal Matters,” and for inclusion of this opinion as an exhibit to the Registration Statement on Form S-1.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick, PC
LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION